Exhibit 10.3

Shared Services Agreement

This Shared Services Agreement (this “Agreement”), dated as of May 3, 2022 (the “Effective Date”), is by and between Wilks Brothers, LLC, a Texas limited liability company (“Wilks”) and ProFrac Holdings II, LLC, a Texas limited liability company (“ProFrac”). Wilks and ProFrac may be referred to in this Agreement separately as a “Party” or collectively as the “Parties.”

1. Scope

1.1 Subject to the terms and conditions of this Agreement, Wilks shall provide to ProFrac the services set forth in Exhibit A-1, and any services that are incidental or reasonably related thereto but not specifically described therein (the “Primary Services”). In addition to the Services, Wilks shall provide, if requested by ProFrac, those additional services (the “Additional Services”) set forth in Exhibit A-2, and any services that are incidental or reasonably related thereto but not specifically described therein, at no cost. Collectively, the Services and Additional Services shall be referred to herein as the “Services”. Nothing in this Agreement shall prevent ProFrac from performing for itself or acquiring from other providers the same or similar services, nor prevent Wilks from providing the same or similar services to other parties. Any changes to the scope of Services must be agreed by the Parties in a written amendment in accordance with Section 9.6. This Agreement governs all Services performed by Wilks for ProFrac.

2. Wilk’s Obligations.

2.1 Wilks shall provide the Services, (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, and qualifications; (c) in a timely, workmanlike, and professional manner; (d) in compliance with applicable law and (e) with at least the same effort, skill, and standard of care as would be expected from a third party pursuant to an arms-length transaction consistent with generally recognized industry practices (the “Operating Standard”).

2.2 Wilks shall cause its or its affiliates’ employees (collectively, the “Employees”) and, as may be reasonably required, its and their agents, independent contractors, consultants or other independent third parties, to devote such time and effort to the Services designated in Exhibit A-2 as (a) “Business Necessity Services” and (b) “General Advisory Services” of ProFrac as shall be reasonably necessary to perform the Services in accordance with the Operating Standard.

2.3 Wilks shall cause the following individuals to exclusively provide the “Management and Oversight Services” (as designated in Exhibit A-1) to ProFrac: Dan Wilks and Farris Wilks (“Certain Consultants”). Such “Management and Oversight Services” shall be provided by the Certain Consultants in accordance with the Operating Standard. Additionally, and without limitation, the Certain Consultants are required to meet with ProFrac on a monthly basis for not less than three (3) hours per month to (a) review and analyze the current operations of ProFrac, and make recommendations regarding modifications to such operations that will improve profitability and increase cash flow; (b) review ProFrac’s current sales and marketing strategies and, if appropriate, make suggestions for improvement of these strategies; (c) review other aspects of ProFrac’s operations, including, but not limited to, overhead and general and administrative expenses, and, if appropriate, make suggestions for improvement in these areas; and (d) analyze and provide advice regarding ProFrac’s strategic plans. From time to time and upon request by ProFrac, Wilks shall provide a detailed, written report of the Certain Consultants’ advice and analysis of the foregoing matters, including specific recommendations for action to be taken by ProFrac, and suggestions for implementation, together with such supporting information and schedules as may be necessary to permit ProFrac’s Board of Directors (the “Board”) to evaluate such recommendations (the “Quarterly Reports”). Wilks shall provide such Quarterly Reports at least thirty (30) days prior to the end of each fiscal quarter of ProFrac. In addition to the Quarterly Report, the Certain Consultants shall provide interim reports at the request of the Board or ProFrac, which requests shall not be made more often than once each month during the Term of this Agreement.

2.4 Notwithstanding any other provision of this Agreement, Wilks shall not be required to provide a Service to the extent the provision thereof would violate or contravene any applicable law. To the extent that the provision of any such Service would violate any applicable law, the Parties agree to work together in good faith to provide such Service in a manner which would not violate any law, and, if such Service cannot be provided, negotiate in good faith an equitable adjustment to the Services Fee (defined below).

3. Term and Termination.

3.1 Term; Renewal. This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years (the “Initial Term”), provided that this Agreement shall be automatically extended for additional one year terms (the “Additional Terms” and, together with the Initial Term, the “Term”) unless (i) either Party provides written notice of its desire to not automatically extend the term of this Agreement at least ninety (90) days prior to end of the Initial Term or the then-current Additional Term, as the case may be, or (ii) this Agreement is sooner terminated in accordance with this Section 3.

3.2 Termination for Cause. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party (a) materially breaches this Agreement; (b) becomes insolvent; (c) admits its inability to pay its debts generally as they become due; (d) becomes subject to any bankruptcy proceeding; (e) is dissolved or liquidated; (f) makes a general assignment for the benefit of creditors; or (g) has a receiver, trustee, custodian, or similar agent appointed by court order to take charge of or sell any material portion of its property or business.

3.3 Effects of Termination. Upon termination of this Agreement for any reason, (a) Wilks shall: (i) deliver to ProFrac all documents, work product, and other materials, whether or not complete, prepared by or on behalf of Wilks in the course of performing the Services; (ii) return to ProFrac all ProFrac-owned property, equipment, or materials in its possession or control; (iii) provide reasonable cooperation and assistance to ProFrac in transitioning the Services to an alternate service provider and (iv) return or destroy all documents and tangible materials (and any copies, physical or electronic) containing, reflecting, incorporating or based on ProFrac’s Confidential Information and, upon request, certify in writing that it has done so; and (b) ProFrac shall pay Wilks a pro rata portion of the Services Fee (based on the number of days expired during the applicable quarterly period prior to such termination relative to the total number of days in such quarterly period) for the Services actually rendered during such prior quarterly period.

3.4 Survival. The rights and obligations of the Parties set forth in Section 3.3, this Section 3.4, Section 5, Section 6, Section 7, Section 8, and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

4. Fees; Payment Terms.

4.1 Fees. In consideration of the provision of the Services by Wilks pursuant to this Agreement, ProFrac shall pay Wilks $7,000,000 annually as a flat fee (the “Services Fee”) payable in equal quarterly installments in accordance with Section 4.2. For the avoidance of doubt, all Additional Services that ProFrac requests from the Wilks shall be offered at no cost to ProFrac.

4.2 Invoicing and Payment. Wilks shall issue quarterly invoices to ProFrac describing, in reasonable detail, the Services provided in the previous quarter. Each invoice shall be issued by Wilks on January 1, April 1, July 1, and October 1, respectively, for the prior quarterly period then-ended. ProFrac shall pay all undisputed amounts due to Wilks within seventy-five (75) days after ProFrac’s receipt of such invoice. Profrac shall have no obligation to pay any invoice received later than ninety (90) past the respective issuance date.

5. Intellectual Property.

5.1 Notwithstanding anything to the contrary herein, Wilks hereby assigns to ProFrac all worldwide right, title, and interest in and to Intellectual Property (defined below) created, made, conceived, reduced to practice, or authored by Wilks, or any persons provided by Wilks either solely or jointly with others, during the performance of the Services or with the use of information, materials, or facilities of ProFrac received by Wilks during the Term.

Wilks shall promptly disclose to ProFrac all Intellectual Property created by Wilks during the term of this Agreement. Wilks shall execute or cause to be executed, all documents and perform such acts as may be necessary, useful or convenient to secure for ProFrac statutory protection throughout the world for all Intellectual Property assigned to ProFrac pursuant to this Section.

5.2 Without limiting the generality of the foregoing, all writings or works of authorship, including, without limitation, any Quarterly Reports or interim reports, together with any associated copyrights, produced or authored by Wilks in the course of performing Services, are works made for hire and the exclusive property of ProFrac.

5.3 “Intellectual Property” means all works, including literary works, pictorial, graphic, and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

6. Confidential Information.

6.1 All non-public, confidential or proprietary information of ProFrac, including, but not limited to, information about ProFrac’s business affairs, products, services, methodologies, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (“Confidential Information”), disclosed by ProFrac (the “Disclosing Party”) to Wilks (the “Receiving Party”), whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by the Receiving Party in connection with this Agreement is confidential, solely for use in performing this Agreement and may not be disclosed or copied unless authorized by the Disclosing Party in writing. The Receiving Party shall protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care. Receiving Party’s obligations of confidentiality hereunder shall not extend to any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (b) is obtained by the Receiving Party on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) the Receiving Party establishes by documentary evidence, was in its possession prior to the Disclosing Party’s disclosure hereunder or (d) was or is independently developed by the Receiving Party without using any of the Disclosing Party’s Confidential Information.

6.2 Receiving Party may disclose Confidential Information if and to the extent that such disclosure is required by applicable law, regulation, or court order, provided that Receiving Party (a) uses reasonable efforts, at Disclosing Party’s expense, to limit the disclosure by means of a protective order or a request for confidential treatment and (b) provides Disclosing Party a reasonable opportunity to review, if permitted, the disclosure before it is made and to interpose its own objection to the disclosure.

6.3 The Receiving Party shall be responsible for any breach of this Section 6 caused by any of its employees, contractors, agents, representatives, or those of its affiliates. At the Disclosing Party’s written request, the Receiving Party shall promptly return, and shall return to the Disclosing Party or destroy all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information and, if destroyed, issue to the Disclosing Party a certificate of destruction within ten (10) days of any such request.

7. Representations and Warranties.

7.1 Mutual. Each Party represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder; and (b) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING FROM SECTIONS 5 AND 6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OF USE, REVENUE, PROFIT, OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

9. Miscellaneous.

9.1 Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between them. Neither Party shall be authorized to contract for or bind the other Party in any manner whatsoever. Wilks’ Employees shall not be eligible for and shall not receive any employee benefits from ProFrac or its affiliates and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by Wilks hereunder.

9.2 Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier, facsimile, email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to WILKS:

Wilks Brothers, LLC

17018 Interstate 20

Cisco, Texas 76437

Attention: General Counsel

Email: legal@wilksbrothers.com

If to ProFrac:

ProFrac Holdings II, LLC

c/o ProFrac Holdings, Corp.

333 Shops Blvd. Suite 301

Willow Park, Texas 76087

Attn: Chief Legal Officer

With email copy to robert.willette@profrac.com

9.3 Entire Agreement; Order of Precedence. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of conflict, this Agreement shall control unless expressly agreed otherwise in a writing signed by authorized representatives of both Parties.

9.4 Assignment. Neither Party may directly or indirectly assign, transfer, or delegate any or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by operation of law, without the prior written consent of the other Party; provided, that ProFrac may assign this Agreement to one or more of its affiliates. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

9.6 Amendment and Modification; Waiver. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party. No failure to exercise any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof.

9.7 Severability. No invalidity, illegality, or unenforceability of any provision herein in any jurisdiction, shall affect any other term or provision of this Agreement or invalidate or render such provision unenforceable in any other jurisdiction. If any provision is determined to be invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

9.8 Governing Law: Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the state or federal courts in Tarrant County, Texas, and each Party irrevocably: (a) submits to the exclusive jurisdiction of such courts; and (b) waives any objection to such courts based on venue or inconvenience.

9.9 Equitable Relief; Cumulative Remedies. Each Party acknowledges that a breach of Section 5 (Intellectual Property Rights) or Section 6 (Confidentiality) may cause the non-breaching Party irreparable damages, for which an award of damages would not be adequate compensation. In the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief without the requirement to post bond. Except as expressly set forth in this Agreement, the right and remedies under this Agreement are cumulative and in addition to any other rights or remedies available at law or in equity or otherwise.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WILKS BROTHERS, LLC

By:	/s/ Dan H. Wilks
Name:	Dan H. Wilks
Title:	Manager

PROFRAC HOLDINGS II, LLC

By:	/s/ James Coy Randle, Jr.
Name:	James Coy Randle, Jr.
Title:	Chief Operating Officer

EXHIBIT A

SCHEDULE OF SERVICES

Wilks personnel will provide the below consulting, technical and administrative services:

A-1 – Primary Services

Management and Oversight Advisory Services

Managerial and operational advisory
Strategic initiatives and transaction advisory

A-2 – Additional Services

General Advisory Services

Ad valorem and property tax valuation and administration
Federal and state income tax and accounting consulting

Business Necessity Services

IT and management information and computer processing systems support
Payroll and human resources administration